EXHIBIT 10.2

                       EMPLOYMENT AND CONSULTING AGREEMENT


THIS AGREEMENT, dated as of April 19, 1999, is entered into by and between Select Comfort Corporation, a Minnesota corporation (the "Company"), and H. Robert Hawthorne, an individual resident of the State of Minnesota (the "Employee").

                                    RECITALS

A. The Company and the Employee have agreed to certain terms and conditions relating to the Employee's employment with the Company as set forth herein.

B. All of the terms and conditions relating to the Employee's employment with the Company are set forth herein and this Agreement supersedes and replaces in its entirety any previous agreement, letter or understanding relating thereto between the Company and the Employee.

In consideration of the foregoing and the mutual agreements set forth below the parties hereto agree as follows:

1. TERM OF SERVICE; DUTIES. The Company and the Employee agree that the Employee's employment with the Company will continue through July 31, 1999. Effective as of April 19, 1999, the Employee agrees to resign as President and Chief Executive Officer and to assume the role of Vice Chairman of the Board of Directors. From and after April 19, 1999 and through July 31, 1999, the Employee will remain as an employee of the Company and continue to perform services for the Company on a special project basis in areas of external corporate development and corporate marketing as directed by the President and Chief Executive Officer or the Chairman of the Board of the Company. The Company agrees that it will not terminate the Employee's employment with the Company without cause prior to July 31, 1999. "Cause" shall mean a material breach by the Employee of the provisions of Section 6, 7 or 8 of this Agreement or other conduct of a serious nature that could result in damage to the reputation or image of the Company. In addition, after April 19, 1999, the Employee will continue to serve as a director of the Company for an indefinite period. The Employee acknowledges and agrees that from and after April 19, 1999, he will not have authority to bind the Company, contractually or otherwise, except as expressly authorized by the President and Chief Executive Officer, the Chairman of the Board or the Board of Directors of the Company.

2. CONSULTING SERVICES. From and after August 1, 1999 and through April 30, 2001, the Employee will serve as an independent contractor to the Company and continue to perform consulting services for the Company on a special project basis in areas of external corporate development and corporate marketing as directed by the President and Chief Executive Officer or the Chairman of the Board of the Company.


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3.   COMPENSATION.  Subject to  reasonable  compliance  by the Employee with the terms and conditions of this Agreement, and subject to the execution and delivery by the Employee of the release in the form of Exhibit A attached hereto (the "Release") and the effectiveness of the Release following the passage of any applicable period of time during which the Release may be revoked by the Employee, and in consideration for the obligations of the Employee under Section 6 below, the Company agrees to pay, and the Employee agrees to accept, in lieu of all other severance or other compensation set forth in any other agreement, letter or understanding between the Company and the Employee, the following compensation:

     A. Through April 30, 1999, the Employee will continue to receive his salary at the current rate of pay.

     B. For the period from May 1, 1999 through July 31, 1999, the Employee will receive a salary equal to $10,000 per month, paid in accordance with the Company's standard payroll practices, including timing and manner of payment, and the Company will be entitled to deduct and withhold any amounts necessary to satisfy any income or employment-related tax requirements.

     C. For the period from August 1, 1999 through April 30, 2001 the Employee will receive consulting fees equal to $8,250 per month, paid on a monthly basis.

4. BENEFITS. For the period from May 1, 1999 through April 30, 2001 (or until such earlier date as the Employee may obtain comparable or similar coverage from another employer), the Employee will continue to receive health, dental and life insurance coverage, including family coverage as has been provided by the Company to the Employee in the past and consistent with the Company's standard employee benefit plans as in effect from time to time, and the Employee will continue to pay the Employee's pro rata share for such coverage consistent with what other employees pay for such coverage. The provision of such coverage by the Company as described above over the period after the Employee ceases to be an Employee of the Company shall be deemed to fully satisfy the Company's COBRA obligations. Stock options previously granted to the Employee by the Company that are currently outstanding will continue to vest in accordance with the existing terms of such options through the remaining term of the Employee's service with the Company as an employee. All options that vest during the term of the Employee's employment with the Company will remain exercisable after the termination of such employment only in accordance with the terms of the stock option agreement and the stock option plan governing such options, which provide for the right to exercise such options for up to three (3) months after termination of employment without cause.

5. NO OTHER COMPENSATION. The Employee agrees and understands that he is entitled to no other compensation other than as expressly provided in this Agreement and will not accrue or become entitled to any benefits other than as expressly provided herein. The Employee also understands that payments made pursuant to this Agreement may be subject to withholding of applicable income and other employment-related taxes (as well

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

     as FICA and Medicare) and consents to the Company's right to withhold from such payments as required by applicable tax laws.

6. NON-COMPETITION AND NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Employee agrees that from and after the date hereof and through the period ended April 30, 2001, the Employee will not alone or in any capacity with any other person or entity:

     A. Directly or indirectly engage in any commercial activity that competes with the Company's business, as it exists on July 31, 1999, anywhere in the world; or

     B. In any way interfere or attempt to interfere with the Company's relationships with any of its current or potential vendors, suppliers, distributors or customers; or

     C. Employ or attempt to employ any of the Company's employees so long as they remain employees of the Company.

     The Employee further agrees that, except as required in the performance of the Employee's duties for and on behalf of the Company, the Employee will not at any time use or disclose to any party any of the Company's proprietary or confidential information.

7. NON-DISPARAGEMENT. The Employee agrees that he will not at any time disparage, demean or criticize, or do or say anything to cause injury to, the business, reputation, management, employees or products of the Company. The Company agrees that it will not at any time disparage, demean or criticize, or do or say anything to cause injury to the reputation or career development of the Employee. In addition to any other damages or remedies that may be available to a non-breaching party for any breach of this Section 7, any breaching party shall further be obligated to the non-breaching party for any reasonable attorneys' fees and costs incurred by the non-breaching party to enforce the provisions of this Section 7.

8. CONFIDENTIALITY. The Company and the Employee each agree that they will hold the facts and circumstances of this Agreement in strict confidence and will not reveal the existence or the terms of this Agreement to anyone except as may be required by law. The Employee acknowledges that the Company may be required to file a copy of this Agreement with the Securities and Exchange Commission in which event this Agreement would be publicly available. Notwithstanding the foregoing, each of the parties hereto will be entitled to advise their respective professional advisors of the terms hereof, and the Employee will be entitled to discuss the terms hereof with immediate family members.

9. KNOWING AND WILLFUL AGREEMENT. The Employee hereby acknowledges he fully understands and accepts the terms of this Agreement, that his signature is freely, voluntarily and knowingly given, and that he has been provided a full opportunity to review and reflect on the terms of this Agreement and to obtain the advice of legal counsel of his choice, which advice the Company has encouraged him to obtain.



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

10. RESCISSION PERIOD. After executing this Agreement, the Employee understands that he may rescind this Agreement by delivering written notice of such rescission within fifteen (15) days of this date of such execution by certified mail, return receipt requested, to Select Comfort Corporation, 6105 Trenton Lane North, Minneapolis, Minnesota 55442, Attn.: Chairman of the Board. The Employee understands that this Agreement will not become effective until the end of such 15-day period and only if the Employee does not rescind this Agreement.

11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all previous negotiations, representations and agreements heretofore made by the parities with respect to the subject matter hereof. No amendment waiver or discharge hereof shall be valid unless in writing and executed by both parties hereto.

12. GOVERNING LAW. The laws of the State of Minnesota will govern the validity, construction and performance of this Agreement, without regard to the conflict of law provisions of any jurisdictions. Any legal proceeding related to this Agreement, will be brought in a Minnesota court of competent jurisdiction, and both the Company and the Employee hereby consent to the exclusive jurisdiction of any such court for this purpose.

13. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted so that it is valid under applicable law. If any provision of the Agreement is to any extent rendered invalid under applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

14. NO ASSIGNMENT. The Employee may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company. The Company may not assign this Agreement to any third party, except by operation of law through merger, consolidation, liquidation or recapitalization, or by sale of all or substantially all of the assets of the Company, without the express written consent of the Employee.

15. REMEDIES. The parties hereto agree that the rights granted by this Agreement are both unique and special, and the parties contemplate that enforcement of this Agreement may be had by recourse to the equitable remedies available in courts of competent jurisdiction in addition to any other remedies which may be or may become available at law.

16. BINDING EFFECT. This Agreement and the obligations of the respective parties hereunder shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. In furtherance of, and not in limitation of, the foregoing, the Company agrees that the provisions of this Agreement shall be binding upon any successor to the business and assets of the Company and the provisions of this Agreement for the benefit of the Employee shall inure to the benefit of the Employee's estate in the event of the Employee's death, including all benefits and payments due hereunder.

17. RELEASE BY THE COMPANY. Subject to the execution and delivery by the Employee of the Release, as defined above, and the effectiveness of the Release following the passage of



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     any  applicable  period of time during  which the Release may be revoked by the Employee, the Company hereby agrees to release and discharge the Employee from any and all claims that the Company may now have against the Employee, provided, however, that this release shall not extend to any claims based on conduct, facts or circumstances that the Company is not aware of at this time and does not extend to any conduct, facts or circumstances described by clauses (a) through (d) of Section 302A.251, Subdivision 4, which sets forth the items for which a Minnesota corporation may not eliminate or limit the liability of a director.


The parties have duly executed this Agreement as of the date set forth above.

                                      SELECT COMFORT CORPORATION



                                      By:  /s/Daniel J. McAthie

                                      Its: President and Chief Executive Officer


                                      H. ROBERT HAWTHORNE

                                      /s/H. Robert Hawthorne



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


                                     RELEASE

DEFINITIONS. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms I use in this Release have the following meanings:

     A. "I", "ME", "MY" and "YOU" include both me, H. Robert Hawthorne, and anyone who has or obtains any legal rights or claims through me.

     B. EMPLOYER, as used herein, shall at all times mean Select Comfort Corporation and any of its related corporations, affiliates, associated entities, Board Members, subsidiaries, successors and assigns, present or former officers, directors, agents, employees, attorneys, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Employer, in their official and individual capacities.

     C. MY CLAIMS mean all of the claims of any kind whatsoever I have now against Employer, regardless of whether I now know about those claims, in any way related to my employment with or separation from Employer, including, but not limited to, claims for invasion of privacy; breach of contract; fraud or misrepresentation; violation of the Minnesota Human Rights Act, Title VII of the 1964 Civil Rights Act, the Fair Labor Standards Act, the Americans With Disabilities Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, all as amended, Minn. Stat. Section 181.932, or any other federal, state, or local statutes, laws, rules, regulations, ordinances or orders, including but not limited to those civil rights laws based on protected class status; assault, battery, defamation, intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; and all other claims for unlawful employment practices, and all other common law or statutory claims. I understand that I am not releasing claims under the Age Discrimination in Employment Act which arise after the date on which I sign this Release and the Employment and Consulting Agreement to which it is attached (the "Agreement"). The term "My Claims" also does not include any claims I may have against Employer for performance of its obligations under the Agreement.

AGREEMENT TO RELEASE MY CLAIMS. I am receiving satisfactory consideration from Employer to which I am not otherwise entitled by law, contract or under any policy of Employer. I agree to give up all My Claims and withdraw any and all of my charges and lawsuits against Employer in exchange for that consideration. I will not bring any lawsuits, file any charges, complaints or notices or make any other demands against Employer based on My Claims. The consideration I am receiving is a full and fair payment for the release of all My Claims. Employer does not owe me anything in addition to what I will be receiving.



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ADDITIONAL  AGREEMENTS AND UNDERSTANDINGS.  Even though Employer is paying me to release My Claims, I understand and acknowledge that Employer does not admit that it may be responsible or legally obligated to me. In fact, Employer expressly denies that it is responsible or legally obligated for My Claims or that it has engaged in any wrongdoing. I am also hereby advised to consult with an attorney before I sign this Release and the Agreement.

Nothing contained herein, however, shall be construed to prohibit me from filing a charge with the Equal Employment Opportunity Commission, but my release includes a release of my right to file a court action or to seek individual remedies or damages in any Equal Employment Opportunity Commission-filed court action, and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such a charge.

ACCEPTANCE PERIOD. I understand that the terms of the Agreement and this Release shall be open for acceptance by me for a period of at least twenty-one (21) days after the date set forth above, during which time I may consider whether or not to accept the Agreement and this Release and seek counsel to advise me regarding the same.

RIGHT TO RESCIND AND/OR REVOKE. I understand that I have the right to revoke the Agreement and this Release only insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing Employer's Counsel (identified below) of my intent to revoke the Agreement and this Release within seven (7) calendar days following my execution of it.

I understand that I likewise have the right to rescind the Agreement and this Release only insofar as it extends to potential claims under the Minnesota Human Rights Act by written notice to Employer within fifteen (15) calendar days following my execution of the Agreement and this Release. Any such rescission must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows: Select Comfort Corporation, 6105 Trenton Lane North, Minneapolis, Minnesota 55442, Attn.: Chairman of the Board.

I agree that if I exercise any right of rescission or revocation, Employer may at its option either nullify the Agreement in its entirety or keep it in effect as to all claims not rescinded or revoked in accordance with the rescission or revocation provisions of this Release Agreement. In the event Employer opts to nullify the entire Agreement, neither I nor Employer will have any rights or obligations whatsoever under the Agreement and this Release.

I have read this Release carefully and understand all its terms. I have reviewed this Release with my own attorney or have knowingly and voluntarily chosen not to do so. In agreeing to sign this Release, I have not relied on any statements or explanations made by Employer or their attorneys.



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I understand and agree that this Release and the Agreement  pursuant to which it is given contain all the agreements between Employer and me. We have no other written nor oral agreements.

Dated: April 22, 1999                              /s/H. Robert Hawthorne
                                                   H. Robert Hawthorne


Subscribed and sworn to before
me this 22 day of April, 1999.

/s/Bernadette S. Ammons
Notary Public


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